Exhibit 77I - Terms of New or Amended Securities

On January 20, 2012, Old RMR Real Estate Income
Fund, or Old RIF, was merged into RMR Asia
Pacific Real Estate Fund, or RAP. In connection with the merger, RAP changed its name from RMR
Asia Pacific Real Estate Fund to "RMR Real Estate
Income Fund". Old RIF merged with and into RAP pursuant to Delaware law and in accordance with an agreement and plan of reorganization approved by the board of trustees of each fund on October 20, 2011. The shareholders of RAP approved certain matters in connection with the completion of the merger in accordance with the terms of such agreement and plan of reorganization at the annual meeting of RAP's shareholders on December 13, 2011. The merger was structured to qualify as a tax free reorganization for U.S. federal income tax purposes. As a matter of legal mechanics, Old RIF merged into RAP, but the substantive effect of the merger was as if RAP had merged into Old RIF.
As a result of this merger, the holders of Series M preferred shares of Old RIF received Series M preferred shares of the Fund. The aggregate liquidation preference of the Fund Series M preferred shares received by holders of Old RIF
Series M preferred shares in the merger was equal to the aggregate liquidation preference of the Old
RIF Series M preferred shares held by such holders immediately prior to the merger. The auction date, rate period and dividend payment date of the Fund
Series M preferred shares issued in the merger are the same as that of the Old RIF Series M preferred shares exchanged in the merger. The dividend rate for the initial rate period of Fund Series M preferred shares was identical to the dividend rate set at the most recent auction for Old RIF Series M preferred shares prior to Old RIF's merger with the Fund.
As a result of this merger, the holders of Series T preferred shares of Old RIF received Series T preferred shares of the Fund. The aggregate liquidation preference of the Fund Series T preferred shares received by holders of Old RIF
Series T preferred shares in the merger was equal to the aggregate liquidation preference of the Old RIF
Series T preferred shares held by such holders immediately prior to the merger. The auction date, rate period and dividend payment date of the Fund
Series T preferred shares issued in the merger are the same as that of the Old RIF Series T preferred shares exchanged in the merger. The dividend rate for the initial rate period of Fund Series T preferred shares was identical to the dividend rate set at the most recent auction for Old RIF Series T preferred shares prior to Old RIF's merger with the Fund.
As a result of this merger, the holders of Series W preferred shares of Old RIF received Series W preferred shares of the Fund. The aggregate liquidation preference of the Fund Series W preferred shares received by holders of Old RIF
Series W preferred shares in the merger was equal to the aggregate liquidation preference of the Old
RIF Series W preferred shares held by such holders immediately prior to the merger. The auction date, rate period and dividend payment date of the Fund
Series W preferred shares issued in the merger are the same as that of the Old RIF Series W preferred shares exchanged in the merger. The dividend rate for the initial rate period of Fund Series W preferred shares was identical to the dividend rate set at the most recent auction for Old RIF Series W preferred shares prior to Old RIF's merger with the Fund.
As a result of this merger, the holders of Series Th preferred shares of Old RIF received Series Th preferred shares of the Fund. The aggregate liquidation preference of the Fund Series Th preferred shares received by holders of Old RIF
Series Th preferred shares in the merger was equal to the aggregate liquidation preference of the Old
RIF Series Th preferred shares held by such holders immediately prior to the merger. The auction date, rate period and dividend payment date of the Fund
Series Th preferred shares issued in the merger are the same as that of the Old RIF Series Th preferred shares exchanged in the merger. The dividend rate for the initial rate period of Fund Series Th preferred shares was identical to the dividend rate set at the most recent auction for Old RIF Series Th preferred shares prior to Old RIF's merger with the Fund.
As a result of this merger, the holders of Series F preferred shares of Old RIF received Series F preferred shares of the Fund. The aggregate liquidation preference of the Fund Series F preferred shares received by holders of Old RIF
Series F preferred shares in the merger was equal to the aggregate liquidation preference of the Old RIF
Series F preferred shares held by such holders immediately prior to the merger. The auction date, rate period and dividend payment date of the Fund
Series F preferred shares issued in the merger are the same as that of the Old RIF Series F preferred shares exchanged in the merger. The dividend rate for the initial rate period of Fund Series F preferred shares was identical to the dividend rate set at the most recent auction for Old RIF Series F preferred shares prior to Old RIF's merger with the Fund.